Exhibit 10.34

APPLIED IMMUNE TECHNOLOGIES LTD.

(the “Company”)

SHARE OPTION PLAN (2014)

Adopted by the Board of Directors on              2014

TABLE OF CONTENTS

1.	Preamble	3

2.	Schedules, Headings and Definitions	3

3.	Shares Subject to Plan; Issuance of Options	5

4.	Terms of the Options	6

5.	Manner of Exercising the Option	8

6.	Trust	10

7.	Taxes	11

8.	Registration of the Exercise Shares	11

9.	The rights attached to the Exercise Shares	12

10.	Changes to the Plan and in the Company’s Share Capital	13

11.	Notices; Documentation	15

12.	Governing Law	16

Schedule A: Form of Exercise Notice		17

Schedule B: Proxy.		18

1.	Preamble

This plan, as amended from time to time, shall be known as the “Applied Immune Technologies Ltd. Share Option Plan (2014)” (the “Plan”). The purpose of the Plan is to provide incentives to certain employees of the Company and others whose identities shall be determined by the Board (the “Offerees”), from time to time, by offering one or more of such Offerees the opportunity to purchase ordinary shares in the Company, NIS 0.01 par value each (the “Ordinary Shares”).

2.	Schedules, Headings and Definitions

2.1	The Schedules hereto constitute an integral part of the Plan.

2.2	The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

2.3	In this Plan, the following terms shall have the meanings set forth beside them:

	“102 Provisions”	The provisions of section 102 of the Ordinance and of the Income Tax Rules (Tax Relief in Allocating Shares to Employees), 5763-2003, as they shall apply from time to time to shares and options issued hereunder;

	“3(i) Option”	An Option granted under the rules of Section 3(i) of the Ordinance, as amended, or any law or regulations, which shall replace Section 3(i);

	“Applicable Laws”	The requirements relating to the administration of share option plans under Israeli law, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan;

	“Board”	The Company’s Board of Directors, or any committees lawfully empowered by the Board;

“Cause”

Any of the following: (i) the Offeree’s theft, dishonesty, or falsification of any Company documents or records; (ii) the Offeree’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Offeree which has a detrimental effect on the Company’s reputation or business; (iv) any material breach of the Offeree of any agreement between the Offeree and the Company; (v) the Offeree’s conviction (including any guilty plea or plea of nolo contendere) of any criminal act which impairs the Offeree’s ability to perform his or her duties with the Company; (vi) a breach of the non compete commitment.

For purposes of the definition of Cause, “Company” shall include the parent or subsidiary employing or engaging the services of the Offeree;

“Consultant”	Any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity, including any employees of such person and including a non-Employee Director of the Company or any Related Company thereof. An Offeree shall not cease to be a Consultant in case of any temporary interruption in such person’s availability to provide services to the Company, any Related Company, or any successor, which has been authorized in writing by the engaging company (or by the Parent or Subsidiary) prior to its commencement;

“Controlling Shareholder”	Shall have the meaning ascribed to it in Section 32(i) of the Ordinance;

“Effective Date”	A date to be determined separately for each offer to each Offeree, from which the Offeree’s entitlement to the Options shall begin to vest;

“Exercise Date”	As defined in section 5.2 below;

“Exercise Price”	A price to be determined separately for each Offeree under section 3.4 below and set out in such Offeree’s Notice of Share Option Grant;

“Exercise Shares”	As defined in section 3.2 below;

“IPO”	Initial public offering of the Company’s shares;

“Lockup Period”	As defined in section 6.1 below;

“Notice Of Share Option Grant”	A Notice setting out each Offeree’s separate terms and conditions including but not limited to the Offeree’s Options Exercise Price, Vesting Schedule etc.;

“Number of Vested Options”	A number to be calculated separately for each Offeree in accordance with such Offeree’s vesting schedule determined under section 3.4 below and set out in such Offeree’s Notice of Share Option Grant;

“Options”	As defined in section 3.2 below;

“Ordinance”	The Israeli Income Tax Ordinance [New Version], 5721-1961 as amended, the rules promulgated thereunder, or any law or regulations which shall replace the Ordinance or Sections 3(i) or 102 Provisions;

“Related Company”	A company in which the Company is a Controlling Shareholder or a company which is a Controlling Shareholder in the Company;

“Significant Event”	Any Deemed Liquidation Event (as defined in the Company’s Articles of Association, as amended from time to time), including, without limitation, any of the following:

(a) An acquisition of all or substantially all of the Company’s assets, or

(b) the registration of the Company’s shares for trade on the Stock Exchange, or

(c) a change of the Company’s structure and any arrangement between the Company and its shareholders and/or creditors and/or holders of options on the Company’s shares, or

(d) a statutory merger or statutory spin-off or an arrangement which economically amounts to a merger or a spin-off, or

(e) a transaction or a series of consecutive transactions within a period of 12 months, in which all or substantially all of the issued and outstanding share capital of the company are sold to a third party;

“Successor Company”	Any entity with which the Company is merged, or which acquires the Company, following which the Company is not the surviving entity;

“Stock Exchange”	Any established stock exchange or a national market system, including a foreign stock exchange;

“Termination Date”	The earlier of the date of notice of dismissal of, or resignation by the Offeree in question and the date the employee-employer relationship between the Offeree and the Company or a subsidiary thereof is terminated, as the case may be;

“Trustee”	The trustee specified in the Notice of Share Option Grant of the relevant Offeree and any other trustee who shall replace the same for the purposes of this Plan.

3.	Shares Subject to Plan; Issuance of Options

3.1

The Company, during the term of this Plan will at all times reserve and keep available such number of Ordinary Shares as shall be sufficient to satisfy the vested portion of Options granted under the Plan and any other share and option plans which may be adopted by the Company in the future, subject to any adjustment provided below. Such Ordinary Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Any shares that are subject to Options that, for any reason, expire or are terminated unexercised shall again become available for issuance under the Plan. In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share distribution, stock split, spin off, combination or reclassification of shares or any other change in corporate structure affecting the number of authorized Ordinary Shares, an adjustment in the number of shares to be covered by the Plan shall be made by the Board, consistent with its determinations under section 4, below.

3.2

The Company shall offer the Offerees, for consideration to be determined separately for each Offeree, non-marketable and non transferable (excluding transfer to heirs in the event of death, as provided for in section 4.4 below or in circumstances as provided in section 9.5) options, the exact number of which is to be determined by the Board from time to time, subject to the provisions of section 3.1 above (the “Options”), each convertible into one Ordinary Share (the “Exercise Shares”), all as provided below. In the event that any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, and to such extent not exercised, such Exercise Shares subject thereto shall again be available for the purposes of the Plan.

3.3

Under the Plan, the Options shall be offered to the Offerees, whose identities shall be determined at the Board’s sole discretion. The Options shall be offered on an individual and personal basis, at the recommendation of the Company’s CEO and subject to the Board’s approval in respect of each and every Offeree.

3.4

In respect of each individual Offeree, the Board shall, determine in its sole discretion: (i) the number of Options to be granted to such Offeree under this Plan, (ii) the Exercise Price of each Option, (iii) the Effective Date, (iv) the vesting schedule and conditions in respect of the Options granted to such Offeree, including the acceleration of such vesting schedule and (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.5	With respect to Israeli Offerees, the Options shall be issued under the Trustee’s name, and shall be held in trust by the Trustee for the benefit of such Offerees, as provided for in section 6 below.

3.6

The Plan shall be administered by the Board and the Board shall have, in addition to the powers and authorities vested in it under the Plan, all the powers and authorities to efficiently administer the Plan as well as to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

3.7

Upon or within a reasonable time following the issuance of the Options to an Offeree (or in favour thereof), the Company shall provide such Offeree with a notice of such issuance (the “Notice of Share Option Grant”). The Notice of Share Option Grant shall be signed by the Offeree and the Company and shall include, among others, the following details:

(a)	The number of Options granted to the Offeree or in favour thereof;

(b)	The Exercise Price of each Option;

(c)	The Effective Date;

(d)	The vesting schedule and conditions in respect of the Options granted to such Offeree;

(e)	The applicable tax route chosen by the Company;

(f)	The expiration date of the Options; and

(g)	Any further provision determined by the Board under the provisions of this Plan.

4.	Terms of the Options

4.1	Each Option shall entitle the Offeree holding such Option to receive, upon exercise of the Option, one fully paid-up Ordinary Share.

4.2

If the Ordinary Shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus stock), stock split, combination or exchange of stock, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the Exercised Shares underlying the Options subject to the Plan and the Exercise Price shall be appropriately and equitably adjusted so as to maintain the proportionate equity portion represented by the Options and the total Exercise

Price of the Options, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Ordinary Shares or other issuance of shares by the Company. Except as expressly provided herein, no issuance by the Company of stock of any class, or securities convertible into stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares underlying an Option. Any adjustment according to this section shall be subject to the receipt of a tax ruling or approval from the tax authorities, if and as necessary.

4.3	In the event that the employee-employer relationship between an Offeree and the Company or a subsidiary of the Company, as applicable, shall terminate, the following provisions shall apply:

4.3.1

In the event that such employee-employer relationship shall terminate without Cause prior to the Offeree’s exercise of an Option granted to him/her in whole or in part, the Offeree shall be entitled to exercise the Option during a period of up to 3 months (unless otherwise determined in each Offeree’s Notice of Share Option Grant) commencing on the Termination Date according to the number of Options the right to the exercise of which had vested by the Termination Date. In the event that such Offeree shall not exercise such Option by the end of such period, such Option, and the right to acquire such shares shall terminate, all interests and rights of the Offeree in and to the same shall ipso facto expire. Options which the Offeree shall not have been entitled to exercise upon the Termination Date shall expire automatically on the Termination Date and shall have no value whatsoever. It is clarified that during such period of up to 3 month the Offeree’s entitlement to exercise Options shall not continue to vest.

The Board, at its sole and absolute discretion and without such act constituting a precedent in respect of any other Offeree, shall be entitled to extend the period during which the Offeree shall be entitled to exercise the Option, by a period to be fixed by the Board.

4.3.2

In case the Offeree will be employed by the Company in a continuous period of less then a full calendar year, the Offeree will be entitled to receive a relative part of the Options which are vested in that same year, according to the number of the continuous month in which the Offeree was employed by the Company in that same calendar year; For the purpose of demonstration only (and under the assumption that the vesting period was defined as one year for each quantum) in case where the Offeree’s employment by the Company will terminate after eightteen (18) month from the grant of the Options, then the Offeree will be entitled to exercise the first quantum and half of the second quantum.

4.3.3

Notwithstanding the provisions of sections 4.3.1 and 4.3.2 above, in the event that such employee-employer relationship shall terminate with Cause, all the Options granted to such Offeree, and the right to acquire such Exercise Shares shall terminate, all interests and rights of the Offeree in and to the same shall ipso facto expire on the Termination Date. Any Options which were immediately exercisable on the Termination Date shall also expire automatically and such Options shall have no value whatsoever.

4.3.4

For the avoidance of doubt, it is hereby clarified that a dismissed Offeree shall not be entitled to claim against the Company that he/she was prevented from continuing to receive vested Options from the date of his/her dismissal. Such dismissed Offeree shall not be entitled to any compensation in respect of the Options which would have vested in his/her favour had he/she not been dismissed.

4.4	The provisions of Section 4.3 above shall apply, mutatis mutandis, to the termination of relationship between Consultant and the Company or a subsidiary of the Company.

4.5

The Options shall not be transferable or marketable in any manner, save for a transfer to an Offeree’s heirs in the event of such Offeree’s death (provided that upon the demise of such Offeree, such Options shall have been in force), and may be exercised, during the lifetime of the Offeree, only by the Offeree.

Options inherited by heirs shall be exercisable by such heirs or by the Executor of the Offeree’s estate, in such portion vested up to the date of Offeree’s death. Such exercise shall take place within twelve (12) month of the date of death or until the last date on which the deceased would have been entitled to exercise such Options, whichever is later. For the avoidance of doubt, it is clarified that the Offeree’s entitlement to Options shall not continue to vest after his/her death.

Options inherited by heirs which are not exercisable by the heirs within the time specified herein, shall terminate and the Exercise Shares covered by such Options shall revert to the Plan. In addition to the foregoing and without derogating therefrom, any right to acquire Exercise Shares shall terminate all interests and rights in and to the same shall ipso facto expire.

4.6

Notwithstanding the provisions of section 4.3.1 above, the provisions of section 4.4 above shall apply, mutatis mutandis, to the Offeree if his/her employment or engagement was terminated due to his/her total and permanent disability or retirement after the age of 67.

4.7

Should the Company grant Options to a particular Offeree on several Effective Dates, the Offeree’s vesting schedule and entitlement to exercise a portion of the Options granted on a particular Effective Date shall be calculated on the basis of such particular Effective Date and separately from the rest of the Options granted to such Offeree.

4.8	The Board shall have the sole authority to extend the exercise periods detailed in sections 4.3-4.5 above at its sole discretion

5.	Manner of Exercising the Option

5.1	The options shall be exercisable, at any time, subject to the satisfaction of all vesting terms and conditions, set out in this Plan and in the Offeree’s Notice of Share Option Grant.

Without derogating from the above after Termination Date and regarding the relevant Offeree (or his/her heirs) alone – during the period such Offeree may exercise the Options in accordance with the provisions of section 4 above;

5.2

Should an Offeree wish to exercise the Options available to him/her for exercise and to convert such Options to Exercise Shares, the Offeree shall submit to the Company a written request, on a form as attached hereto as Schedule A or as otherwise prescribed by the Company, for an issuance of Exercise Shares in respect of the Options, the details of which to be specified in the request (the “Exercise Notice”). The Offeree shall attach to the Exercise Notice an amount that equals the Exercise Price multiplied by the Number of Vested Options which the Offeree wishes to exercise (the “Exercise Amount”). The Exercise Notice shall be deemed to have been received by the Company following the Offeree’s actual payment to the Company of the Exercise Amount, including without limitation, by cash or check, in respect of the Options to be exercised. The date of receipt by the Company of the Exercise Notice shall for all purposes be deemed as the exercise date (the “Exercise Date”).

In the case of an Israeli Offeree, the Company shall also transfer the Exercise Notice to the Trustee. The Trustee shall be entitled to set additional exercising procedures as the Trustee shall see fit, provided that the Trustee gives the Company prior written notice, of any such procedures.

5.3

Exercise Notices which are submitted after the last date set for exercising the Options, or which were received by the Company under section 5.2 above but not during a period during which the Options may be exercised in accordance with section 5.1 above, or which specify Options which have not yet vested, or which do not contain all of the details which must be included in a Notice of Exercise - shall not be accepted and shall have no force whatsoever.

The Offeree shall execute and deliver any document required under any law or by the Company or the Trustee for the purposes of issuance of the Exercise Shares, including any agreement between the Company and its shareholders setting forth certain obligations of the Company’s shareholders and certain restrictions and limitations on the transfer shares of the Company including, without limitation, the terms of a “bring along” provision.

5.4

After the date on which the Exercise Notice, together with the Exercise Amount, has been received by the Company, as provided for in section 5.2 above, the Company shall issue the Exercise Shares in respect of the Options specified in the Exercise Notice and shall register the Offeree as owner of the Exercise Shares in the Company’s shareholders registry, and shall then deliver to the Offeree, at his/her express prior written demand, a share certificate in respect of the Exercise Shares.

5.5

Notwithstanding the above, in the case of an Israeli Offeree, the Exercise Shares shall be issued under the Trustee’s name and the Company shall register the Trustee as owner of the Exercise Shares in the Company’s shareholders registry, and shall then deliver to the Trustee, at the Trustee’s express prior written demand, a share certificate in respect of the Exercise Shares. An option issuance certificate exercised in respect of all of the Options specified therein, shall expire and be void and shall not entitle its owner to any right.

Should an option issuance certificate be exercised in respect of part of the Options specified therein - the option issuance certificate shall be void insofar as it concerns the exercised Options. Following the Exercise Date and against receipt of the option issuance certificate the Company shall deliver to the Offeree (and in the case of an Israeli Offeree – to the Trustee) a new amended option note reflecting the number of Options to which the Offeree who had exercised Options and converted same to Exercise Shares is entitled.

5.6	Notwithstanding the provisions of section 5 above:

5.6.1

Exercise Shares shall not be issued pursuant to the exercise of Options unless the exercise of such Options and the issuance and delivery of such Exercise Shares shall comply with any law and shall be further subject to the approval of the Company with respect to such compliance.

5.6.2

As a condition to the exercise of an Option, the Board may require the person exercising such Option to represent and warrant at the time of any such exercise that the Exercise Shares are being purchased only for investment and without any present intention to sell or distribute such Exercise Shares if, in the opinion of the Company, such a representation is required under any Applicable Laws.

5.7

Until the consummation of an IPO, the Exercise Shares shall be voted by an irrevocable proxy, attached hereto as Schedule B (the “Proxy”) pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise

5.8	An Option not exercised within ten (10) years from the issuance of the Options to an Offeree shall expire automatically, and shall have no value whatsoever.

6.	Trust

The Options and/or Exercise Shares and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, which are granted to an Israeli Offeree under the Plan shall be allocated or issued under the Trustee’s name and shall be held by the Trustee for the Offeree’s benefit, in accordance with the following terms and conditions:

6.1

Subject to the provisions of sections 9.4 below, the Options and/or Exercise Shares which shall have been issued under the Trustee’s name for the Offeree’s benefit shall be the Trustee for a period not shorter than the period specified within section 102 for the tax route chosen by the Board or for a different period that shall be specified in accordance with the 102 Provisions from time to time (the “Lockup Period”).

6.2

Subject to the provisions of section 102, an Offeree shall not transfer or release from the control of the Trustee any Option or any Exercise Share, until the lapse of the Lockup Period. Notwithstanding the above, if any such release or Transfer occurs during the Lockup Period, the sanctions under section 102 shall apply to and shall be borne by such Offeree.

6.3

In the event that a stock split shall be effected or bonus shares shall be issued on account of the Exercise Shares which have been issued for the Offeree’s benefit, such new split or bonus shares shall be transferred by the Company to the Trustee to hold for such Offeree’s benefit. Such split or bonus shares issued in connection with Exercise Shares that are subject to the 102 Provisions, shall be subject to the 102 Provisions for all purposes.

6.4

In the event that an Offeree is no longer employed or engaged by the Company, as the case may be, then the Company may condition the holding of the Exercise Shares which are subject to such Option by the Trustee for the benefit of such Offeree in the participation of such Offeree in the Trustee fee.

6.5

The execution of any instructions given to the Trustee by an Offeree shall be subject to approval of such order by the Company. The Company shall approve instructions given by an Offeree to the Trustee within a reasonable period of time, provided that such instructions are in full compliance with the terms of the Plan. The approval by the Company of any instructions given to the Trustee by an Offeree shall not constitute proof of the Company’s recognition or acknowledgement or acceptance of any right of such Offeree.

6.6

Subject to the provisions of this Plan, Options granted to Israeli Offerees and/or Exercise Shares shall not be released from the control of the Trustee nor shall they be transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Offeree have been paid or will be paid.

6.7

As long as the Options and any Exercise Shares are held by the Trustee for the benefit of the Offeree, all rights of the Offeree over such Options and Exercise Shares cannot be transferred other than by will or laws of descent and distribution.

7.	Taxes

7.1

Any tax imposed in respect of the Options and/or the exercise of the Options into Exercise Shares and/or the sale and/or the transfer of the Options and/or the Exercise Shares shall be borne solely by the Offerees, and in the event of any Offeree’s death, by his/her heirs. The Company shall not be liable for the aforementioned taxes, directly or indirectly, nor shall they be required to pay such taxes indirectly by any increase in the Offerees’ salaries or remuneration. To the extent that the Company might be held responsible for such tax, the imposed tax shall be deducted, on the date such tax is payable, from the sale consideration or paid to the Trustee or to the tax authorities by the Offerees, as applicable. The Company may condition the exercise of Options or the transfer or the assignment of Options or Exercise Shares upon a withholding of such tax or upon receiving a confirmation, to the Company’s satisfaction, that such tax has been paid by the Offeree. The Company may set procedures to ensure compliance with Applicable Laws.

7.2

Without derogating from the above, the Options and/or Exercise Shares which are granted to Israeli Offeree, who are not a “controlling shareholders” in the Company and/or a Consultant, shall be subject to the 102 Provisions, as shall apply from time to time, and the regulations promulgated thereunder. The Board shall have the absolute discretion to choose between any available tax routes to Employees under Section 102 of the Ordinance. Options allotted to Offerees, who are “controlling shareholders” in the Company, or to Consultants shall be subject to Section 3(i) of the Ordinance, as shall apply from time to time. The Board shall have the absolute discretion to decide whether Options granted pursuant to Section 3(i) of the Ordinance shall be held with the Trustee for any lockup period

7.3

The ramifications of any future modification of the Applicable Laws regarding the taxation of Options and/or shares granted to offerees shall apply to the Offerees accordingly and such Offerees shall bear the full cost thereof, unless such modified laws expressly provide otherwise. For the avoidance of doubt, should the applicability of such taxing arrangements to this Plan or to securities issued in the framework thereof be stipulated by an application by the Company or by the Trustee that same shall apply, the Company shall be entitled to decide, at its absolute discretion, whether to apply such taxing arrangements and to instruct the Trustee to act accordingly.

7.4

The Offerees shall indemnify the Company and the Trustee, immediately upon their so notifying the Offerees, for any tax amount (including interest and/or fines of any type and/or linkage differentials in respect of tax and/or withheld tax) payable by the Offerees under Applicable Laws (including under the 102 Provisions, if such provisions shall apply), and which has been paid by the Company or a subsidiary of the Company or the Trustee or which the Company, a subsidiary of the Company or the Trustee are required to pay to a local or foreign tax authority. The Company and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Offerees’ salaries or remunerations.

8.	Registration of the Exercise Shares

8.1

Should a reorganization or certain other arrangements regarding the Company’s share capital be necessary prior to the issuance of the Company’s shares on a Stock Exchange, Offerees hereby agree that the rights attached to the Options and/or Exercise Shares shall be adjusted accordingly.

8.2

Should the Company’s shares be traded on a Stock Exchange, each Offeree shall be entitled to sell the Exercise Shares, subject to the Lockup Period applicable to such Offeree, and to the provisions of sections 6 and 7 above and to any other applicable provision regarding such lockup of shares, as may be required under any applicable law, the rules of the Stock Exchange where the Company’s shares are traded or by the underwriters involved in such issuance.

8.3

In the event that the Company’s shares shall be registered for trade on a Stock Exchange, the Company does not undertake to register any Exercise Shares for trade on such Stock Exchange, or that such registration, if carried out at all at the Board’s discretion, shall take place within a certain period of time following the public trading of the Company’s shares. Without derogating from the foregoing however, the Company shall use its reasonable efforts to register the Exercise Shares for trade within a reasonable time following the date the Company’s shares shall be traded on a Stock Exchange.

8.4

Subject to the provisions of section 7 above, the Company shall bear all expenses incurred in connection with the issuance and the registration of the Exercise Shares including stamp duty (if applicable).

9.	The Rights Attached to the Exercise Shares

9.1

The Exercise Shares are Ordinary Shares of the Company, and they shall carry rights equal for all intents and purposes to the Ordinary Shares of the same class already included in the Company’s share capital, but subject to (i) the restriction on the voting rights in the General Meetings by virtue of such shares until the consummation of an IPO as provided in section 5.7 above, (ii) the restrictions on sale of the Exercise Shares as provided in section 9.4 below and (iii) the Company’s option to purchase the Exercise Shares as provided for in section 9.5 below.

Exercise Shares shall be entitled to any dividend or other distributions of the Company provided that the record date used to determine the persons eligible for participation in such distribution shall occur on or after the Exercise Date. The Exercise Shares shall not be protected against their dilution in the Company’s capital in any manner whatsoever.

9.2	For the avoidance of doubt, it is hereby clarified that the Exercise Shares shall not constitute a separate class of shares, but shall be an integral part of the Company’s Ordinary Shares.

9.3

Any change to the Company’s Memorandum or Articles of Association which affects the rights attached to the Company’s shares, shall also apply to the Options and the Exercise Shares. The provisions of the Plan shall remain applicable, with the necessary modifications arising from any such change.

9.4	At the end of the Lockup Period, each Offeree shall be entitled to sell or transfer the Exercise Shares, subject to the provisions of sections 9.5-9.6 below.

9.5

Notwithstanding the provisions of sections 4.4, 6.1 and 9.4 above, the Company shall have the right to purchase from any Offeree all or part of his/her Exercise Shares and all or part of his Options, vested or unvested, at a price determined by the Board in good faith to reflect the fair market value of such shares or options (the “Purchase Consideration”).

Without derogating from other provisions of this Plan, the Company shall not be entitled to purchase such Exercise Shares under this section 9.5 during any of the following periods:

(a)	As long as the Company’s shares shall be listed on a Stock Exchange.

(b)	The first six months following the exercise of the Options into Exercise Shares – regarding such Exercise Shares only.

The Company shall be entitled to assign its rights under this section 9.5, with regards to any or all of the Exercise Shares or Options, without being required to obtain the consent of any Offeree and such assignee and any of its assignees shall have the right to reassign the said rights.

9.6	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Offerees shall have a right of first refusal in relation with any sale of shares in the Company.

9.7

Unless otherwise determined by the Board, until such time as the Company shall complete an IPO, the sale of Shares by the Offeree shall be subject to a right of first refusal on the part of the Repurchaser(s).

Repurchaser(s) means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any affiliate of the Company designated by the Board; or (iii) if no decision is reached by the Board, then the Company’s existing shareholders (save, for avoidance of doubt, for other Offerees who received Options under the Plan), pro rata in accordance with their shareholding. The Offeree shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s).

9.8

The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Exercise Shares offered for sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled for thirty (30) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the offered Shares on a pro rata basis based upon their respective holdings in the Company.

9.9

If by the end of the Notice Period not all of the offered Shares have been purchased by the Repurchaser(s), the Offeree shall be entitled to sell the remainder of the Exercise Shares at any time during the ninety (90) days following the end of the Notice Period on terms not more favourable than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such Proposed Transferee. Any sale of Shares exercised from Options issued under the Plan by the Offeree that is not made in accordance with the Plan or the Notice of Share Option Grant shall be null and void.

10.	Changes to the Plan and in the Company’s Share Capital

10.1

The Company shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that such change shall not substantially financially derogate from the rights attached to the Options (whether vested or unvested) as of the date of such modification or update or the rights attached to the Exercise Shares issued under this Plan as of such date.

10.2	Notwithstanding the provisions of section 10.1 above, upon the occurrence of a Significant Event:

10.2.1	The Board shall be entitled (but not obliged), at its sole discretion, to adjust the rights of an Offeree under the Plan, including by any of the following (a)

provide an Offeree with substitute securities or rights of the Successor Company as is reasonable in the opinion of the Board; the grant of any such substitute shall be considered as full compliance with the terms of this Plan; (b) provide for an exchange of Options or Shares for a monetary compensation (including both vested and unvested Options and including for avoidance of doubt a cash out of the Option for the net value), as shall be determined in good faith solely by the Board, which shall also have full authority to select the method for determining the payment (and such determination may provide that payment shall be set at zero if the value of Shares is determined to be less than the Exercise price or in respect of Exercised Shares which would not otherwise be exercisable or vested or that payment may be made only in excess of the Exercise price); (c) decide that every unvested Option and unexercised vested Options shall expire automatically, and shall have no value whatsoever; (d) provide for the Optionees to have the right to exercise all vested Options within a set time period and sell all of their Exercise Shares on the same terms and conditions as applicable to the other shareholders selling their Ordinary Shares as part of the Significant Event; (e) provide for the acceleration of vesting of such Options, as to all or part of the Exercised Shares covered by the Options which would not otherwise be exercisable or vested, under such terms and conditions to be determined by the Board.

10.2.2

The Board may determine that any payments made in respect of the Options shall be made or delayed to the same extent that payment of consideration to the holders of the Ordinary Shares in connection with the Significant Event is made or delayed as a result of escrows, indemnification, earn outs, holdbacks or any other contingencies, and the terms and conditions applying to the payment made to the Offeree, including participation in escrow, indemnification, releases, earn-outs, holdbacks or any other contingencies.

10.2.3

Notwithstanding the foregoing, in the event of a Significant Event, the Board may determine, in its sole discretion that the terms of any Option be otherwise amended, modified or terminated, without any liability to the Company or its Affiliates and to their respective its officers, directors, employees and representatives and the respective successors and assigns of any of the foregoing in connection with the method of treatment or chosen course of action permitted hereunder.

10.2.4

Neither the authorities and powers of the Board under this Section 10.2, nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any Offeree, and (ii) as, inter alia, being a feature of the Option upon its grant, be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequence be deemed to constitute a change or an amendment of the rights of such holder under this Plan, and may be effected without consent of any Offeree and without any liability to the Company or its Affiliates and to their respective its officers, directors, employees and representatives and the respective successors and assigns of any of the foregoing.

10.2.5

The Board may determine different treatment of Options within the scope of a Significant Event such that the Board may take different actions with respect to the vested and unvested portions of an Option, may determine an amount or type of consideration to be received or distributed in a Significant Event which may differ as among the Offerees, and as between the Offerees and any other holders of shares of the Company.

10.2.6	The Board’s determinations pursuant to this Section 10.2 shall be conclusive and binding on all Participants.

10.2.7

If determined by the Board, the Offerees shall be subject to the definitive agreement(s) in connection with the Significant Event as applying to holders of Shares including such terms, conditions, representations, undertakings, liabilities, limitations, releases, indemnities, participating in transaction expenses and escrow arrangement. Each Participant shall execute such separate agreement(s) or instruments as may be requested by the Company, the Successor Company or the acquirer in connection with such in such Significant Event and in the form required by them. The execution of such separate agreement(s) may be a condition to the receipt of assumed or substituted securities, payment in lieu of the Option or the exercise of any Option. Without de4rogatinf from the above, each Optionee acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Exercise Shares held by such Optionee and that such share transfer deed shall bind the Optionee;

10.3

The Board shall be entitled, from time to time, to determine that the granting of Options to any Offeree or any particular type of Offerees under this Plan shall be carried out subject to any changes, additions and conditions to be determined by the Board at its absolute discretion, including providing for sub-plans for certain types of Offerees, and in respect of such Offerees the Plan shall be deemed to include the provisions of any such determination or sub-plan, as well.

10.4

This Plan (together with the Notice of Share Options Grant signed by the Company and the Offeree) supersedes all of the agreements and/or understandings reached prior to the date of granting of Options to such Offeree between the Company or any subsidiary thereof and any of the Offerees in connection with issuance of shares of the Company or options on shares of the Company. Any representation and/or promise and/or undertaking made and/or given by the Company and/or by any subsidiary thereof or by whomsoever on their behalf, which have not been expressed herein, shall have no force and effect.

10.5

The issuance of the Options and the Exercise Shares under this Plan shall not restrict the Company in any way regarding the future creation of additional and/or other classes of shares, including classes of shares that may in any manner be preferred over the currently existing Ordinary Shares that are offered to the Offerees under this Plan. This issuance of the Options and Exercise Shares under this Plan shall also not grant any of the Offerees the right to any compensation in the event of such creation of an additional class of shares or equalling of rights between classes of shares.

10.6

In the event of the proposed dissolution or liquidation of the Company, any or all outstanding Options will expire immediately prior to the consummation of such proposed action, unless otherwise determined by the Board.

11.	Notices; Documentation

11.1

Notices and requests regarding this Plan shall be sent in writing to the addresses of the Company and the Offeree as follows: The Company – Applied Immune Technologies Ltd.. (Attn.: CEO, only) Gutwirth Industrial Park, Technion City, Haifa 32000,Israel, PO Box 39; The Offeree - to the Offeree’s address as registered in records of the Company or a subsidiary of the Company, as applicable. Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within 5 days of their being deposited for mailing at a post office in Israel, and if hand-delivered - on the day of delivery.

11.2

Until the Company’s shares are traded on a Stock Exchange, the Company shall have the right to request from any or all the Offerees, and such Offerees shall provide or execute, any certificate, declaration or other document which in the Company’s reasonable opinion shall be necessary or desirable pursuant to Applicable Laws including without limitation any certificate or agreement which the Company shall reasonably require from such Offerees as members of a class of the Company’s shareholders, or any certificate, declaration or other document deemed by the Board in its reasonable opinion to be appropriate or necessary or desirable for the purposes of (i) raising capital for the Company, (ii) the reorganization of the Company, including, in the event of a consolidation or merger of the Company (whether or not the Company is the surviving entity pursuant to such merger), or any sale, lease, exchange, transfer, or other dispositions of all or substantially all of the assets or shares of the Company, or (iii) the sale or exchange of any Exercise Shares held by such Offerees as may be deemed necessary or desirable by the Board.

12.	Governing Law

The Plan and all instruments issued thereunder shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction in any matters pertaining to the Plan.

Schedule A

SHARE OPTION PLAN (2014)

FORM OF EXERCISE NOTICE

To

[Name and address of the Trustee]

I, the undersigned Offeree, hereby state as follows:

1.

I am the beneficial owner of                  Option(s) to purchase                 Ordinary Shares of Applied Immune Technologies Ltd. (“the Company”), each having a par value of NIS 0.01 (respectively: “the Options”; “the Shares”). The Option(s) are held in trust by you, in accordance with the Trust Agreement between you and the Company, the Company’s Share Option Plan (2014) under which the Options were granted and the Notice of Share Option Grant signed between myself and the Company (the plan and the notice shall be referred to, collectively, as the “Plan”) and with Applicable Laws (as defined in the Plan).

2.	I wish to exercise my Option(s) as follows: number of Option(s) to be exercised for a total of Shares.

3.	I acknowledge that I have received, read and understood the Plan and I agree to abide by and be bound by its terms and conditions.

4.

Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. Until the consummation of an IPO, the Exercise Shares shall be voted by an irrevocable proxy attached hereto (the “Proxy”), pursuant to the directions of the Board.

5.

Offeree understands that Offeree may suffer adverse tax consequences as a result of Offeree’s purchase or disposition of the Shares. Offeree represents that Offeree has consulted with any tax consultants Offeree deems advisable in connection with the purchase or disposition of the Shares and that Offeree is not relying on the Company or any subsidiary of the Company for any tax advice.

Submitted by:	Accepted by:
OFFEREE:	Applied Immune Technologies Ltd.

Signature	By:
Title:
Print Name:
Address:

Social Security/I.D. Number:
Date Received:

Schedule B

PROXY

I, the undersigned, as record holder of securities of Applied Immune Technologies Ltd. (the “Company”) hereby irrevocably appoints the person who holds the office of the chairman of the board of directors of the Company, at any time, or any other person designated for such purpose by the Company’s board of directors, as my proxy to attend all shareholders’ meetings and to vote, execute consents, and otherwise represent me with respect to the shares received from Options granted pursuant to the Company’s Share Option Plan (2014), in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting such securities or personally acting on any matters submitted to shareholders for approval or consent.

I hereby irrevocably waive any right to receive notice in connection with any such meeting of the Shareholders of the Company, whether Regular or Extraordinary, adjourned or otherwise.

This proxy is made pursuant the Applied Immune Technologies Ltd. Share Option Plan (2014) dated,                     .

The proxy-holder shall waive any preemptive right, right of first refusal, right of first offer, co-sale right or any other similar participation right or restriction to which I will be entitled by virtue of the securities whether offered by the Company or any shareholder thereof.

The Shares shall be voted by the proxy holder in the same proportion as the votes of the other shareholders of the Company.

This proxy is irrevocable as it may effect rights of third parties.

The irrevocable proxy will remain in full force and effect until the consummation of an IPO, upon which it will terminate automatically.

This proxy shall be signed exactly as the shareholder’s name appears on his share certificate.

DATE		NAME

SIGNATURE

NOTICE TO THE ISRAELI EMPLOYEES OF THE COMPANY

Applied Immune Technologies Ltd.

(the “Company”)

To:

Notice of Share Option Grant

You (the “Offeree”) have been granted options, pursuant to of the Applied Immune Technologies Ltd. Share Option Plan (2014) attached hereto as Exhibit A (the “Plan”) and this Notice of Share Option Grant, to purchase shares of the Company’s Ordinary Shares as follows:

Effective Date

Exercise Price per Option:

Total Number of Options Granted:

The Trustee

The Tax route	Capital Gain

1.	All terms not expressly defined herein shall have the meaning assigned to them in the Plan, unless such interpretation does not conform with the circumstances or context of the issue.

2.	Your entitlement to the Exercise Shares by virtue of the Options hereby granted shall vest (the “Number of Vested Options”) at the following rates and dates:

Amount of vested Options	Vesting Date

Total

Nothing of the foregoing shall be construed so as to derogate from the Lockup Period provided under the 102 Provisions or the restrictions on the exercise of Options provided in the Plan.

For the purpose of calculating your entitlement to the Options, you shall not be deemed to be employed in the Company during periods for which you shall not be entitled to severance pay pursuant to section 10 of the Severance Pay Regulations (Severance Pay Calculation and Resignation that shall be deemed to be Dismissal), 5724-1964.

3.

Any exercise of your right to purchase shares according to your Number of Vested Options shall not derogate from your right to purchase the remainder of the Exercise Shares to which you shall be entitled by virtue of the Options granted to you, if and when, such remainder shall vest.

4.

Your Options/ Exercise Shares shall be held in trust under the terms and conditions of the “capital gains route” under Section 102 of the Ordinance. The trust period will commence upon the date of allotment of the Option and will terminate after 24 months from the date in which the Option was granted or any other period determined under the Ordinance with respect to the “capital gain route” or determined by the Israeli Income Tax Authorities (the “Lock-Up Period”).

5.	The following provisions shall apply to the Options:

5.1	The Options shall be exercisable, in whole or in part, immediately upon the vesting of the right to exercise the Options as described in section 2 above.

5.2	Exercising the Options to Exercise Shares shall be contingent upon payment to the Company of the Exercise Price per each Option, as provided for in section 5 of the Plan.

5.3	An Option not exercised within ten (10) years from the issuance of the Options to an Offeree shall expire automatically, and shall have no value whatsoever.

5.4

The Company and its shareholders shall have certain rights in the Exercise Shares as specified in the Plan, including the Company’s right to purchase such shares set out in section 9.5 of the Plan and the right of the shareholders of the Company to require the Offeree sell his/her Exercise Shares set out in section 10.2 of the Plan.

5.5

Until the consummation of an IPO, the Exercise Shares shall be voted by an irrevocable proxy attached to the Plan as Schedule B (the “Proxy”) pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board.

6.	Notwithstanding any provision of the Plan:

6.1

Prior to the payment of the tax applicable under law, including under the 102 Provisions (the “Applicable Tax”), the Options and/or the Exercise Shares or rights arising therefrom shall not be transferable or assignable, shall not be subject to any mortgage, liens, attachment or other encumbrance, and no power of attorney or note of transfer shall be issued in respect thereof, whether such instrument enter into force immediately or at a future date, excluding transfer by power of a last will or under law and all subject to the terms of the Plan.

6.2

Should the Options or Exercise Shares have been transferred pursuant to the provisions of a last testamentary instrument or under applicable law, the 102 Provisions shall apply to the heirs or transferees of the deceased Offeree.

6.3

Subject to the approval of the Plan by the Income Tax Authority, you shall be taxed in Israel in accordance with the provisions of the “capital gain route” under Section 102 of the Ordinance, including the provisions the regulations and any tax ruling or agreement obtained by the company with regard to the Plan.

In accordance with Section 102(b)(4) of the Ordinance, if you sell Exercise Shares (or release the Option or the Exercise Shares from the Trust) before the termination of the Lock-Up Period, you will be liable to pay tax at your marginal income tax rate, in addition to social security and health tax contributions.

By your signature on this Notice of Share Option Grant you herby take upon yourself to comply with the conditions set under Section 102 of the Ordinance with regard to the “capital gain route” and the Regulations.

6.4

Subject to the 102 Provisions, the Trustee shall not transfer the Options and/or the Exercise Shares to the Offeree name, and shall not transfer the consideration received from the sale of the Exercise Shares to the Offeree, unless one of the following conditions shall be fulfilled:

6.4.1	the Offeree provided the Trustee with a certificate from the Assessing Officer that the Applicable Tax has been paid; or

6.4.2

the Offeree paid the Trustee an amount equalling to the amount of tax applicable in accordance with the 102 Provisions of the “consideration”, as defined in section 102 of the Ordinance (the “Taxable Consideration”) for such sale, and the Trustee checked the manner of calculating the payable amount, at his/her sole discretion, and was fully satisfied that the calculation was performed accurately and lawfully; or

6.4.3

The Trustee deducted the applicable tax in accordance with the 102 Provisions of the Taxable Consideration, or any other amount as shall be approved by the Assessing Officer, from the consideration he/she received from the sale of the Options and/or the Exercise Shares.

7.

The Options shall not be transferable or marketable in any manner, save for a transfer to an Offeree’s heirs in the event of such Offeree’s death or transfer under the provisions of sections 9.5 and 10.2 of the Plan.

8.

It is hereby clarified that the Options and/or the Exercise Shares are extraordinary, one-time benefits granted to the Offerees, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under the Severance Compensation Law, 5723-1963 and the regulations promulgated thereunder.

9.	THE OFFEREE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 2 ABOVE IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY OR THE RELEVANT SUBSIDARY.

THE OFFEREE FURTHER ACKNOWLEDGES AND AGREES THAT THIS NOTICE AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OFFEREE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELEVANT SUBSIDIARY TO TERMINATE OFFEREE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

10.	By the Offeree’s signature below she/he hereby:

(a)     acknowledges receipt of a copy of the Plan and accepts the Options and/or Exercise Shares subject to all of the terms and provisions of the Plan and this Notice and declares that he/she has reviewed the Plan and this Notice in their entirety.

(b)    declares that he/she has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of this Notice and the Plan.

(c)     agrees to accept as binding, conclusive and final all decisions or interpretations of the board upon any questions relating to the Plan and this Notice.

(d)     declares that she/he is familiar with Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the applicable tax route, and agrees to comply with such provisions, as amended from time to time.

(e)     agrees to the terms and conditions of the trust deed signed between the Trustee and the Company and/or the applicable Affiliate, attached hereto as Exhibit [—] including but not limited to the control of the Options and/or Exercise Shares by the Trustee.

(f)     acknowledges that releasing the Options and/or Exercise Shares from the control of the Trustee prior to the termination of the Holding Period constitutes a violation of the terms of Section 102 and agrees to bear the relevant sanctions.

(g)     authorizes the Company to provide the Trustee with any information required for the purpose of executing its obligations under the Ordinance, the trust deed and the trust agreement, including without limitation information about his/her Options and/or Exercise Shares, income tax rates, salary bank account, contact details and identification number.

(h)     declares that he/she is a resident of the state of Israel for tax purposes on the date of allocation and agrees to notify the Company upon any change in the residence address indicated above and acknowledges that if he/she ceases to be an Israeli resident or if his/her engagement with the Company is terminated, the Options and/or Exercise Shares shall remain subject to Section 102, the trust agreement, the Plan and this Notice.

(i)    The Offeree warrants and undertakes that at the time of grant of the Options herein, or as a consequence of the grant, the Offeree is not and will not become a holder of a “controlling interest” in the Company, as such term is defined in Section 32(9) of the Ordinance.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Options are granted under and governed by the terms and conditions of the Plan and this Notice of Share Option Grant.

OFFEREE	Applied Immune Technologies Ltd. Ltd.

I.D./ Passport No.	By:

Date:	Date:

This notice shall enter into force only upon the approval of the Plan by the Israeli Income Tax Authorities in accordance with the 102 provisions and at the date on which the Company will notify you of such approval, and from that date only. The Options will be issued at the name of the Trustee on or after such approval shall be granted.